As filed with the Securities and Exchange Commission on May 1, 1997
                          Registration No. 333-
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C. 20549

                               Form S-8

                      REGISTRATION STATEMENT UNDER
                      THE SECURITIES ACT OF 1933

                         IOMEGA CORPORATION
            (Exact name of issuer as specified in its charter)

       Delaware							                86-0385884
(State or other jurisdiction of						(I.R.S. Employer
incorporation or organization)					    Identification Number)

1821 West 4000 South, Roy, Utah		                      84067
(Address of Principal Executive Offices)	           (Zip Code)

                      1997 STOCK INCENTIVE PLAN
                      (Full title of the Plan)

	                   Paul P. Brountas, Esq.
	                     Hale and Dorr LLP
	          60 State Street, Boston, Massachusetts 02109
	           (Name and address of agent for service)

	                      (617) 526-6000
	(Telephone number, including area code, of agent for service)

                                        Proposed maximum    Proposed maximum       Amount of
Title of securities      Amount to       Offering price    aggregate offering     registration
 to be registered      be registered       per share             price                fee
-------------------    -------------    ----------------   ------------------     ------------
 Common Stock             832,636          $15.875 (1)         $13,218,097           $4,006
$.03 1/3 par value        shares


 Common Stock           5,167,364             N/A                   N/A                N/A
$0.3 1/3 par value      shares (2)


(1)	Estimated solely for the purpose of calculating the registration fee, and based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on April 25, 1997 in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

(2)	These 5,167,364 shares were originally registered on March 2, 1988 in connection with the Company's 1987 Stock Option Plan pursuant to a Registration Statement on Form S-8, (File No. 33-20432). The registration fee paid at that time for such shares was $2,100. The Company is transferring such 5,167,364 shares from the prior registration statement.
The Company has filed a Post-Effective Amendment to the prior registration statement reflecting such transfer.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants under the 1997 Stock Incentive Plan (the "Plan") pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").


PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(l)	The Registrant's latest annual report filed pursuant to Sections l3(a) or
15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule
424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

(2)	All other reports filed pursuant to Sections l3(a) or l5(d) of the
Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

(3)	The description of the common stock of the Registrant, $.03 1/3 par value per share, contained in a Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of common stock offered hereby have been sold or which deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The legality of the Common Stock being offered hereby will be passed upon for the Registrant by Hale and Dorr LLP, Boston, Massachusetts. As of the date hereof, partners of Hale and Dorr LLP own approximately 187,500 shares of Common Stock of the Registrant.

Item 6.  Indemnification

Under Article Sixth of the Registrant's Restated Certificate of Incorporation and Article Fifth of the Registrant's By-Laws, each person who is a director or officer of the Registrant shall be indemnified by the Registrant to the full extent permitted by Section 145 of the General Corporation Law of Delaware ("Section 145").

Section l45 provides a detailed statutory framework covering indemnification of directors and officers of liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. This section provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a court determines that, despite such adjudication and in view of all of the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel or the stockholders. The board of directors may authorize advancing litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified for them.

The Registrant has entered into indemnification agreements with each of its directors which supplement or clarify the statutory indemnity provisions of Section l45 in the following respects: (i) the presumption that the director or officer met the applicable standard of conduct is established, (ii) the advancement of litigation expenses is provided upon request if the director or officer agrees to repay them if it is ultimately determined that he is not entitled to indemnification for them, (iii) indemnity is explicitly provided for settlements of derivative actions, (iv) the director or officer is permitted to petition a court to determine whether his actions met the standard required, and (v) partial indemnification is permitted in the event that the director or officer is not entitled to full indemnification.

As permitted by Section l45, the Registrant has purchased a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacity as directors or officers and for which they are not indemnified by the Registrant.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The Exhibit Index immediately preceding the exhibits to this Registration Statement is incorporated herein by reference.

Item 9.  Undertakings

1.	The undersigned Registrant hereby undertakes

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities
Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities
Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

	SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roy, Utah, on the 22nd day of April, 1997.


IOMEGA CORPORATION




By:	/s/Leonard C. Purkis
    Leonard C. Purkis
    Senior Vice President, Finance
    and Chief Financial Officer



	POWER OF ATTORNEY

We, the undersigned officers and directors of Iomega Corporation, hereby severally constitute Leonard C. Purkis, Laurie B. Keating and Patrick J. Rondeau, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Iomega Corporation to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	            Title			                        Date

/s/Kim B. Edwards		President, Chief Executive Officer 		April 22, 1997
Kim B. Edwards		    and Director (Principal
                        Executive Officer)

/s/Leonard C. Purkis	Senior Vice President, Finance 			April 22, 1997
Leonard C. Purkis		and Chief Financial Officer (Principal
                        Financial and Accounting Officer)

/s/David J. Dunn		Chairman of the Board			        April 22, 1997
David J. Dunn		    of Directors

/s/Willem H.J. Andersen Director			                    April 22, 1997
Willem H.J. Andersen

/s/Robert P. Berkowitz	Director			                    April 22, 1997
Robert P. Berkowitz

/s/Michael J. Kucha		Director			                    April 22, 1997
Michael J. Kucha

/s/John R. Myers		Director			                    April 22, 1997
John R. Myers

/s/John E. Nolan		Director			                    April 22, 1997
John E. Nolan

/s/John E. Sheehan		Director			                    April 22, 1997
The Honorable
John E. Sheehan

	Exhibit Index


Exhibit
Number


Description


	4.1         Restated Certificate of Incorporation of the Registrant.


	4.2 (1)     Amended and Restated By-Laws of the Registrant.


	4.3 (2)     Rights Agreement, dated as of July 28, 1989, between the
                Registrant and BankBoston, as Rights Agent.


	4.4 (3)     Amendment No. 1, dated September 24, 1990, to Rights Agreement dated as of July 28, 1989 between the Registrant and BankBoston, as Rights Agent.


	5           Opinion of Hale and Dorr LLP.


	23.1        Consent of Hale and Dorr LLP (included in Exhibit 5).


	23.2        Consent of Arthur Andersen LLP.


	24          Power of Attorney (included on the signature page of this
                Registration Statement).



(1)	Incorporated herein by reference from the Exhibits to the Registrant's
Quarterly Report on Form 10-Q for the period ended July 4, 1993.


(2)	Incorporated herein by reference from the Exhibits to the Registrant's
Current Report on Form 8-K filed with the Commission on August 12, 1989.


(3)	Incorporated herein by reference to the Exhibits to the Registrant's
Amendment No. l to Current Report on Form 8-K filed with the Commission on September 25, 1990.